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Exhibit 99.1 Press Release For immediate release
Invesco Real Estate Income Trust Inc. Fully Subscribes $87 Million DST Offering
Contact: Matthew Chisum | 212-652-4368 | matthew.chisum@invesco.com
                Brianna Stokes | 212-323-4588 | brianna.stokes@invesco.com

DALLAS, December 18, 2025 – Invesco Real Estate Income Trust Inc., an institutionally managed public non-listed REIT, has fully subscribed its IREX III Industrial Portfolio DST that launched in May 2025. The Delaware statutory trust offering raised $87 million in gross proceeds.

IREX III Industrial Portfolio DST consists of three industrial properties diversified across two states – Ohio and Illinois – and are 100% occupied across 795,825 of net rentable square feet.

“We believe the strong demand for IREX III reflects a growing investor preference for passive, tax-deferred strategies,” said Kyle Connor, Director, Private Markets and Lead 1031 Exchange Specialist, Invesco Real Estate. “IREX III has the potential to deliver simplified ownership, continued real estate exposure, and meaningful tax and estate planning benefits while providing access to institutional-quality assets in a professionally managed structure.”

The assets were sourced by Invesco Real Estate Income Trust Inc., or INREIT, which had a total asset value of $1 billion as of October 31, 2025.

“The Midwest industrial market has performed well in terms of occupancy and rent growth through the third quarter of 2025. This fully leased, diversified industrial portfolio is designed to provide potential tax advantages for investors seeking strategies for managing gains,” said Chase Bolding, President of Invesco Real Estate Income Trust and Head of North America, Invesco Real Estate.
IREX III Industrial Portfolio DST allowed qualified investors to complete a like-kind exchange of property under Internal Revenue Code Section 1031. This offering presented a compelling solution to aid in the deferment of capital gains and other taxes while providing the opportunity to diversify real estate holdings through the ownership of an institutional-quality asset.

About INREIT
Invesco Real Estate Income Trust Inc. ("INREIT") is an institutionally managed public non-listed monthly NAV REIT investing in a diversified portfolio of high quality, income producing properties located throughout the United States. Its thematic approach to investing focuses on where people consume, live, innovate and connect. INREIT seeks to invest in properties with resilient income and appreciation potential. INREIT expects to diversify its portfolio over time, including on a global basis. INREIT is managed by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd.

About Invesco Real Estate
Invesco Real Estate is a global leader in the real estate investment management business with $87.2 billion in real estate assets under management, 601 employees and 21 regional offices across the U.S., Europe and Asia Pacific as of June 30, 2025. With over a 40-year history, Invesco Real Estate invests across the risk return spectrum, from core to opportunistic; in equity and debt; listed and direct; locally and globally. Invesco Real Estate is a business name of Invesco Advisers, Inc., an indirect, wholly owned subsidiary of Invesco Ltd.

About Invesco Ltd.
Invesco Ltd. is one of the world's leading asset management firms with over 8,300 employees helping clients in more than 120 countries. With $2.1 trillion in assets under management as of Sept. 30, 2025, we deliver a comprehensive range of active, passive and alternative investment capabilities. Our collaborative mindset, breadth of solutions and global scale mean we're well positioned to help retail and institutional investors rethink challenges and find new possibilities for success. For more information, visit www.invesco.com.

No Offer of Securities
This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities.